Consent of Independent Registered Public Accounting Firm

We consent to the use of our report, incorporated herein by reference, dated November 25, 2013, with respect to the financial statements and financial highlights of the JOHCM Emerging Markets Opportunities Fund, JOHCM Global Equity Fund, and JOHCM International Select Fund, as of September 30, 2013, and to the reference to our firm under the heading “Financial Highlights” in the Prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania

January 24, 2014